For period ending   April  30, 2003
		Exhibit 77C

File number 811-7540


Global High Income Dollar Fund Inc.


	At the annual meeting of shareholders held on February
20, 2003 the Fund's shareholders elected board members.
Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.


Global High Income Dollar Fund Inc.